URS

March 21, 2005

Mr. Bob Gunnison
Verde River Iron Company LLC
48412 N. Black Canyon Hwy. #271
New River, AZ 85087

By Facsimile and 1st Class

Re: Proposal to Environmental Permitting and Initial Engineering Services

Dear Mr. Gunnison:

In response to our recent conversation, URS Corporation (URS) is pleased to provide a scope of work and cost estimate for environmental permitting and initial engineering services for the Verde River Iron Company LLC (VRFC) project in Clarkdale, Arizona. We recognize that a Class II air permit application is to be submitted to the Arizona Department of Environmental Quality (ADEQ) for quarrying and metals recovery operations at the planned facility. The scope for that task is described in detail. URS will prepare a complete Class II application based on planned VRFC equipment and processing operations.

URS also understands that VRFC wishes to evaluate other environmental permitting requirements, including storm water management, spill prevention, wastewater, and hazardous materials requirements that may be applicable to the project at that site. Therefore, the proposed scope of work also includes an initial evaluation to identify and outline specific permitting requirements. Based on that evaluation, the scope of work and cost estimates for these permitting activities will be provided to VRFC. In addition, URS proposes to initiate certain engineering services to support development of the project. This proposal covers a URS review of conditions at the site and specific structures. Based on this reconnaissance, we will provide a memo report to VRFC that outlines our preliminary findings, and provides a suitable engineering scope.

SCOPE OF SERVICES

Air Quality Permit

Under the Clean Air Act and ADEQ regulations, an air quality permit must be obtained prior to construction or assembly of equipment or facilities that are directly associated with operation of an

URS Corporation
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emission source. This limitation allows the development of a building shell, general site improvements, and office construction, but not the construction of equipment foundations, supports, fuel or electrical utilities, or installation of manufacturing equipment. With regard to permitting schedule, it is important to recognize that ADEQ will take from four to eight months to review the Clarkdale project application, prepare draft conditions, and conduct the required public comment process.

Based on URS' familiarity with the VRFC process, and review of preliminary process information provided by VRFC, we assume that a Class II application will be suitable for the project. This may require implementation of sufficient particulate emission controls to avoid potential emissions greater than 100 tons per year of fine particulate (less than 10 microns diameter, PM_{10}). Should such controls not be practical, so that a Major Source Title V permit is required, then URS will provide an amended cost proposal for this case.

Required Components of a Class II Application

Development of a complete air permit renewal application comprises a sequence of tasks. The Class II application package would comprise the following components to be provided by URS:

- *Process Descriptions, Plant Equipment and Materials Lists*

Process descriptions and simplified block flow diagrams, along with process and equipment data (as available) for components that will be part of the air emission source(s) (e.g. manufacturer and model number, typical annual materials usage, emission characteristics, operating schedule, etc.).

- *Emission Inventory*

As its name implies, the emission inventory is an accounting of each emission source to be permitted, on a maximum design capacity basis. ADEQ generally requires emission estimates to be based on maximum design capacity to assess the applicability of certain rules, and to develop reasonable emission limits. Based on process and material information provided by VRFC, URS will prepare estimates of maximum annual and hourly emission rates of regulated air pollutants from raw material quarrying, primary and secondary crushing, fuel-combustion equipment and other manufacturing processes. The emission calculations will address criteria pollutants [PM_{10}, nitrogen oxides (NO_X), volatile organic compounds (VOC), sulfur dioxide (SO_2), and carbon monoxide(CO)],

Hazardous Air Pollutants (HAPs), and other emitted chemicals (if any) listed in the Arizona Ambient Air Quality Guidelines (AAAQG).

- *Assessment of Regulatory Requirements*

As part of the Class II application, URS will prepare a tabulated review of applicable regulatory requirements that form the basis for the Specific Conditions to be written in the permit. As required by the ADEQ application instructions, this analysis is to identify the applicable state and federal rules. There are a number of regulations related to material handling, and process equipment that will be applicable. Also, it is anticipated that the facility will be subject to certain New Source Performance Standards (NSPS) promulgated by the U.S. Environmental Protection Agency (EPA). This assessment is also to identify appropriate compliance methods for each requirement. For the VRFC facility, it is anticipated that the compliance methods will largely consist of recordkeeping and periodic monitoring.

- *Screening Level Ambient Impact Analysis*

Since the VRFC process is anticipated to generate emissions of criteria pollutants and some listed Arizona Ambient Air Quality Guideline (AAAQG) compounds, URS has assumed that the ADEQ will require a screening level of dispersion modeling to demonstrate that the requested emissions will not pose a risk to public health. URS perform screening-level air dispersion modeling for the increased material usage following accepted ADEQ guidelines. Concentrations predicted by dispersion modeling will be compared to the AAAQG for listed compounds present in the emissions from the new processes. This modeling task will include development of input data, and operation of the U.S. EPA SCREEN3 model. Modeling results will be presented in a submittal-ready format.

- *Permit Application Assembly*

Using the information developed in the prior project tasks, and supporting technical material such as Material Safety Data Sheets (MSDS) and site layouts to be provided by VRFC, URS will assemble a complete Class II Air Quality Permit application for ADEQ. URS uses electronic versions of the standard ADEQ forms to make this process more efficient and economical. The additional application elements to be prepared by URS under this task would include:

  - Facility Information – Administrative data on the new facility;
  - Site Diagrams – Vicinity Diagram, and Site Layout Plan showing emission points;
  - Process Description and Flow Diagrams- Narrative description of the processes and

activities, accompanied by simplified block flow diagrams showing flow of raw materials and products, and points generating emissions of regulated air pollutants;

- Equipment Roster – List of manufacturer, model, and design capacity for process equipment, tanks, and other components that may generate air pollutant emissions, and control devices;
- Materials List - Types of materials, composition, and estimated maximum annual usage for each process line and emission unit to be permitted;
- Emission Source Descriptions – Characteristics of point and area sources of emissions, such as stack height, diameter, stream temperature, and flow;
- Emission Inventory - Compilation of air emissions of regulated pollutants on an annual-average and maximum-hourly basis for each emission unit to be permitted;
- Regulatory Assessment and Compliance Methods - Narrative and tabulated presentation of the applicable requirements and proposed compliance methods;
- Description of Control Equipment - Technical description of pollutant capture and add-on control devices (e.g., baghouses), supported by documentation of control efficiency (e.g. test results or vendor guarantee with technical backup); and
- Dispersion Modeling – Input and output printouts from screening level model (SCREEN3) to assess fenceline maximum concentrations of criteria pollutants and listed AAAQG compounds.

It is anticipated that a draft of the permit application package will be provided to VRFC for internal review. If deemed necessary by VRFC, certain technical details may be protected as confidential. In this event, additional documentation and rationale will have to be submitted to ADEQ, and URS will prepare parallel "confidential" and "public" versions of the application document. The public version will be identical to the confidential version submitted to the ADEQ, except that confidential materials will be blackened out.

- *ADEQ Post-Submittal Interaction and Review of Permit Conditions*

Based on the submitted materials, ADEQ staff will first perform a completeness review to determine if the application contains all the required elements. Typically, the agency will request additional information or clarifications prior to deeming the application complete. Next, the permitting engineer conducts a detailed review, evaluates the technical and regulatory aspects of the application,

and prepares a draft permit. The proposed permit will contain Standard and Specific Conditions that comprise the air quality compliance terms. As this draft permit is being prepared, URS anticipates that there will be requests from ADEQ for additional information. Under this task, URS will prepare, in consultation with VRFC, suitable replies to ADEQ comments and requests. Once the draft permit is completed, URS will review the draft permit conditions on behalf of VRFC, to ensure that the conditions are practical and justified to verify compliance.

Environmental Permitting Evaluation

At this early stage of project development, URS understands that many factors that will determine the necessary environmental permits are still being defined. Therefore, URS proposes to assist VRFC to systematically evaluate these requirements and identify the appropriate environmental permits for the project. It is anticipated that several environmental permits or approvals (in addition to the Air Quality Permit) will be required to develop the Clarkdale project, which may include:

- Stormwater – A state permit from ADEQ may be required for stormwater run off during construction and the subsequent processing and quarry activities at the project site.
- Hazardous materials – Both a Hazardous Materials Inventory Statement (HMIS) and Hazardous Materials Management Plan (HMMP) may be required, depending on the quantity of chemicals to be present on site, and local fire department and safety agency requirements.
- Waste water permits – Depending on the method for treating, storing, and/or disposing of process waste water and/or site run-off, a waste water permit may be required from the municipality accepting the waste water.
- Spill prevention – For mining and related industries, a Spill Prevention, Control, and Countermeasures (SPCC) Plan is usually required to be developed prior to the start of the operations.
- Hazardous Waste Generator Status – To ship quantities of hazardous materials off site, VRFC will be required to obtain registration from the U.S. EPA.

Additional environmental permits or approvals may also be applicable. In this task, URS proposes only to review in detail the VRFC project plans, and perform a site reconnaissance to gather complete information on the project. Then, URS compliance specialists will define the applicable permitting requirements. Based on that review, URS will prepare a memo report to VRFC

containing a proposed scope of work and cost estimates to develop applications and other submittal-ready materials for these permits.

Initial Engineering Services

In discussions with VRFC, we have learned that a few specific engineering services would be beneficial to support the project. URS proposes to provide an initial, on-site evaluation that will define the scope of services related to several aspects of the project:

- Engineering to satisfy grading and drainage requirements;
- Collection and management/disposal of stormwater run-off; and,
- Structural integrity of an old roadway bridge at the site.

Under this task, URS will perform a reconnaissance to review the specific features of the site that will affect each item listed. Photo documentation will be collected as appropriate. URS will also review with VRFC the site-specific conditions that may affect the site layout. Based on this initial review, URS will prepare a site base map that will be used for further site engineering work. URS will establish the scope of work to perform the engineering services listed above, or additional items identified in consultation with VRFC, and will identify additional information needed. URS will prepare a project memo report summarizing our findings, and defining the engineering scope and cost estimates to perform this aspect of project.

KEY PROJECT PERSONNEL

Mr. Pascal Hinnen, P.E. is Vice President of Environmental Engineering and Geosciences in our Phoenix office, and will serve as Principal-In-Charge for URS' professional consulting services for VRFC. In that capacity, he will represent the firm on contractual matters, ensure the allocation of URS' staff resources toward the successful completion of VRFC's objectives, and provide technical direction involved with this effort.

Ms. Lori Zito, CHMM, will serve as Project Manager for this assignment. In that capacity, she will serve as the daily point of contact for VRFC, oversee the delegation of technical work, and ensure the implementation of URS' Project QC Procedures.

Mr. Robert Farmer, Ph.D., P.E. is Team Leader for Air Quality Services and will be Task Leader for the Air Quality permitting task described in this proposal. Dr. Farmer will supervise the

preparation of the complete air permit application for the project, and will assist in post-application interactions with ADEQ during processing of the VRFC application.

COST ESTIMATES AND TERMS

URS proposes to provide these permitting and engineering services on a time and materials, cost not-to-exceed basis. As shown in the attached table, the estimated total cost for Class II application and related consulting, preliminary environmental permitting and engineering, is $23,835. This estimate includes URS professional labor, administration, and reimbursable expenses. VRFC may authorize URS to proceed with the proposed services by returning a signed copy (fax is acceptable) of the attached Authorization to Proceed Form.

* * * *

URS Corporation appreciates the opportunity to provide these environmental permitting and initial engineering services to New Verde River Mining for its new Clarkdale facility. Please do not hesitate to call either of the undersigned with any questions concerning this proposal, or other aspects of our environmental services.

Sincerely,
URS Corporation

Robert W. Farmer, Ph.D., P.E.
Practice Leader, Air Quality Services

Pascal Hinnen, P.E.
Vice President, Environmental Engineering and Geosciences

Attachment - Master Services Agreement
Time and Materials Work Order #1

cc: B. Sprungl, URS

TABLE 1
AIR QUALITY PERMITTING and ENGINEERING SERVICES
NEW VERDE RIVER MINING, CO. – CLARKDALE, ARIZONA

Item	Basis	Cost Estimate
	Class II Air Permitting	
Process Description and Emission Inventory	▪ Prepare complete process descriptions. ▪ Itemize equipment for permit. ▪ Estimate maximum design capacity emission rates. ▪ Prepare Emission Inventory spreadsheets.	Labor: $ 2,875 Admin / Exps 175
Regulatory Review and Compliance Requirements	▪ Review state and federal requirements for quarry and production operations. ▪ Outline compliance methods.	Labor: $ 2,850 Admin / Exps 75
Screen Level Modeling of Ambient Impacts	▪ Characterize emission sources ▪ Perform SCREEN3 Modeling ▪ Prepare analysis of results for application	Labor: $ 1,600 Admin / Exps 100
Application Assembly	▪ ADEQ Application forms ▪ Vicinity Map and Site Layout Diagrams ▪ Identification of Insignificant Activities ▪ Assembly of Application Package	Labor: $ 5,750 Admin / Exps 165
Post-Submittal Air Permit Assistance	▪ Address Agency requests ▪ Review draft permit conditions	Labor: $ 1,950 Admin / Exps 75
SUBTOTAL, CLASS II AIR PERMITTING 15,615		**$**
	Environmental Permitting Evaluation and Initial Engineering	
Environmental Permit Evaluation	▪ Site Reconnaissance ▪ Review of process and site information ▪ Preparation of Permitting memo	Labor: $ 3,300 Admin / Exps 250
Initial Engineering Services	▪ Site Reconnaissance ▪ Review of site configuration/photo documentation ▪ Preparation of Engineering memo	Labor: $ 4,420 Admin / Exps 250
TOTAL for PROPOSED SERVICES, NOT TO EXCEED		**$ 23,835**